Exhibit (k)(1)
TRANSFER AGENCY SERVICES AGREEMENT
     THIS AGREEMENT is made as of                     , 2006 by and between PFPC INC., a Massachusetts corporation (“PFPC”), and HIGHLAND DISTRESSED OPPORTUNITIES FUND, INC., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company is a closed-end company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Company wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent and PFPC wishes to furnish such services.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Definitions. As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(c)	“1940 Act” has the meaning set forth in the recitals hereof and includes the rules and regulations of the SEC promulgated thereunder.

(d)	“Authorized Person” means any Executive Officer of the Company and any other person duly authorized by the Company’s Board of Directors to give Oral

Instructions or Written Instructions on behalf of the Company. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(e)	“Board of Directors” shall have the same meaning as used in the Company’s Organizational Documents.

(f)	“Executive Officer” shall mean each of the President (principal executive officer), Executive Vice President, Senior Vice President, Treasurer (chief financial officer and principal financial officer), Secretary and Chief Compliance Officer of the Company.

(g)	“Organizational Documents” mean the certificate of incorporation and the bylaws of the Company.

(h)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

(i)	“SEC” means the Securities and Exchange Commission.

(j)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(k)	“Shares” mean the Company’s shares of common stock.

(l)	“Written Instructions” means (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.
2.	Appointment. The Company hereby appoints PFPC to serve as transfer agent, registrar,

dividend disbursing agent and shareholder servicing agent to the Company in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.
3.	Compliance with Rules and Regulations. PFPC agrees to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Company.

4.	Instructions.
(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions, including standing Written Instructions related to ongoing instructions received electronically.

(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Company’s Board of Directors or of the Company’s stockholders, unless and until PFPC receives Written Instructions to the contrary.

(c)	The Company agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) and shall endeavor to ensure that PFPC receives the Written

Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Company in acting upon such Oral Instructions or Written Instructions provided that PFPC’s actions comply with the other provisions of this Agreement.
5.	Right to Receive Advice.
(a)	Advice of the Company. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Company.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Company, the Company’s investment adviser or PFPC, at the option of PFPC).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Company, and the advice it receives from counsel, PFPC shall be entitled to rely upon and follow the advice of counsel provided that such counsel is selected with reasonable care. PFPC shall promptly inform the Company of such conflict and PFPC shall refrain from acting in the event of a conflict unless counsel advises PFPC that a failure to take action is likely to result in additional loss, liability or expense. In the event

PFPC relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.
(d)	Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Company or (to the extent permitted under clause (c) above) from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC’s properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.
6.	Records; Visits. The books and records pertaining to the Company, which are in the possession or under the control of PFPC, shall be the property of the Company. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Company and its duly authorized officers, employees and agents and the staff of the SEC shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by PFPC to the Company or to an Authorized Person, at the Company’s expense.
7.	Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Company information provided by PFPC in connection with an independent third party compliance or other review; (h) is necessary for PFPC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.
8.	Cooperation with Accountants. PFPC shall cooperate with the Company’s independent registered public accounting firm and shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such independent registered public accounting firm as reasonably requested by the Company.
9.	PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Company.
10.	Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, PFPC shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.
11.	Compensation.
(a)	As compensation for services rendered by PFPC during the term of this Agreement, the Company will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Company and PFPC. The Company acknowledges that PFPC may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

(b)	PFPC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Company acknowledges (i) PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (iii) PFPC shall retain any excess Balance Credits for its own use; (iv) Balance Credits will be calculated and applied toward the Company’s Banking Service Fees regardless of the Service Account balance sweep described in Sub-Section (i); and (v) PFPC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and shall retain any benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors.
(c)	The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, and (ii) the fees and expenses associated with this Agreement have been approved by the Board of Directors of the Company to the extent required by applicable law.
12. Indemnification.
(a)	The Company agrees to indemnify, defend and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, “Losses”) arising directly or indirectly from any action or omission to act which PFPC takes (i) at the request or on the direction of or in reliance on the advice of the Company or (ii) upon Oral Instructions or Written Instructions; provided, however, neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement; provided further that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC’s or its affiliates own willful misfeasance, bad faith, negligence or reckless disregard of such duties and obligations under this Agreement.
(b)	Notwithstanding anything in this Agreement to the contrary, the Company shall not be liable to PFPC or its affiliates for any consequential, special or indirect losses or damages which PFPC or its affiliates may incur or suffer as a consequence of this Agreement, whether or not the likelihood of such damages or losses was known by the Company.
13.	Responsibility of PFPC.
(a)	PFPC shall be under no duty to take any action on behalf of the Company except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC agrees to indemnify, defend and hold harmless the Company from Losses arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b)	Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and (ii) PFPC shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond PFPC’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.
(c)	Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable to the Company for any consequential, special or indirect losses or damages which the Company may incur or suffer by or as a consequence of PFPC’s or its affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC’s cumulative liability to the Company for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $100,000 or the fees received by PFPC for services provided hereunder during the twelve (12) months immediately prior to the date of such loss or damage.
14.	Description of Services.
(a)	Services Provided on an Ongoing Basis, If Applicable.
(i)	Maintain stockholder registrations;

(ii)	Provide toll-free lines for stockholder use;

(iii)	Provide periodic stockholder lists and statistics;

(iv)	Mailing of year-end tax information; and

(v)	Periodic mailing of stockholder Dividend Reinvestment Plan (“Dividend Reinvestment Plan”) account information and Company financial reports.
(b)	Dividends and Distributions. PFPC must receive a resolution of the Company’s Board of Directors authorizing the declaration and payment of dividends and distributions. Upon receipt of the resolution, PFPC shall issue the dividends and distributions in cash, or, if the resolution so provides, pay such dividends and distributions in Shares. Such issuance or payment shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall timely send to the Company’s stockholders tax forms and other information, or permissible substitute notice, relating to dividends and distributions, paid by the Company as are required to be filed and mailed by applicable law, rule or regulation.

PFPC shall maintain and file with the United States Internal Revenue Service and other appropriate taxing authorities reports relating to all dividends above a stipulated amount (currently $10.00 accumulated yearly dividends) paid by the Company to its stockholders as required by tax or other law, rule or regulation. In accordance with the Prospectus and such procedures and controls as are mutually agreed upon from time to time by and among the Company, PFPC and the Company’s custodian, PFPC shall process applications from stockholders relating to the Company’s Dividend Reinvestment Plan and will effect purchases of Shares in connection with the Dividend Reinvestment Plan. As the dividend disbursing agent, PFPC shall, on or before the payment date of any such dividend or distribution, notify the fund accounting agent of the estimated amount required to pay any portion of said dividend or distribution which is payable in cash, and on or before the payment date of such distribution, the Company shall instruct the custodian to make available to the dividend disbursing agent sufficient funds for the cash amount to be paid out. If a stockholder is entitled to receive additional Shares, by virtue of any distribution or dividend, appropriate credits will be made to his or her account and/or certificates delivered where requested, all in accordance with the Dividend Reinvestment Plan.
(c)	Communications to stockholders. Upon timely Written Instructions, PFPC shall mail all communications by the Company to its stockholders, including:
(i)	Reports to stockholders;

(ii)	Monthly or quarterly dividend reinvestment plan statements;

(iii)	Dividend and distribution notices;

(iv)	Proxy material; and

(v)	Tax form information.
PFPC will receive and tabulate the proxy cards for the meetings of the Company’s stockholders.

(d)	Records. PFPC shall maintain records of the accounts for each stockholder showing the following information:
(i)	Name, address and United States Tax payer Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each stockholder,

including dividends and distributions paid and the date and price for all transactions on a stockholder’s account;
(iv)	Any stop or restraining order placed against a stockholder’s account;

(v)	Any correspondence relating to the current maintenance of a stockholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for the transfer agent to perform any calculations contemplated or required by this Agreement.
(e)	Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:
(i)	The stockholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

(ii)	Completion of a release and indemnification agreement signed by the stockholder to protect PFPC and its affiliates.
(f)	Stockholder Inspection of Stock Records. Upon requests from Company stockholders to inspect stock records, PFPC will notify the Company and require instructions granting or denying each such request. Unless PFPC has acted contrary to the Company’s instructions, the Company agrees to release PFPC from any liability for refusal of permission for a particular stockholder to inspect the Company’s stockholder records.

(g)	Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the

Company to reduce the total amount of outstanding Shares by the number of Shares surrendered by the Company.
15.	Duration and Termination. This Agreement shall continue until terminated by the Company or by PFPC on sixty (60) days’ prior written notice to the other party. In the event the Company gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the Company.

16.	Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: General Counsel; (b) if to the Company, at 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: Secretary or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17.	Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18.	Delegation; Assignment. This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party, except that PFPC may assign or delegate its duties to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc. upon thirty (30) days prior written notice to the Company.
19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.	Miscellaneous.
(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b)	Non-Solicitation. During the term of this Agreement and for one year thereafter, the Company shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees, and the Company shall cause the Company’s sponsor and the Company’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Company, the Company’s sponsor or an affiliate of the Company if the PFPC employee was identified by such entity solely as a result of the PFPC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
(c)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(e)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(f)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)	Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Company obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

(i)	The Company will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Company.
(j)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC and certain of its affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Company’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:

Title:

HIGHLAND DISTRESSED OPPORTUNITIES FUND, INC.

By:

Title:

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